EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-230445, 333-182902, 333-168483, 333-168481, 333-164939, 333-160532, 333-145290, 333-127911, 333-114017 and 333-49896), Form S-1 (File Nos. 333-201334, 333- 219589 and 333-205832), and Form S-3 (File Nos. 333-231397 and 333-211151) of Aethlon Medical, Inc. of our report dated July 1, 2019 relating to the consolidated financial statements of Aethlon Medical, Inc. and subsidiary appearing in the Annual Report on Form 10-K of Aethlon Medical, Inc. and subsidiary for the year ended March 31, 2019.

/s/ Squar Milner LLP

San Diego, California

July 1, 2019